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LEASE (with BASE YEAR)

[CANOPY 3 Building]

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Between

RENEWABLE INNOVATIONS, INC.
(Tenant)

and

MECCA HOLDINGS, LLC
(Landlord)

TABLE OF CONTENTS

I. INTRODUCTION

THIS LEASE (the "Lease") is made as of April 16, 2021 between Mecca Holdings, LLC, a Utah limited liability company (the "Landlord"), and the Tenant as named in the Schedule below. The term "Project" means the building (the "Building") known as "Canopy 3" and the land (the "Land") located at 588 West 400 South Lindon, Utah and all other improvements located thereon and all its appurtenances. "Premises" means that part of the Project leased to Tenant described in the Schedule and outlined on Appendix A.

The following schedule (the "Schedule") is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

II. SCHEDULE

1. Tenant: Renewable Innovations, Inc., a Delaware corporation.

2. Premises: Suite 110. Tenant agrees to allow Landlord the right to relocated Tenant at any time during the Term of this Lease, at Tenant sole expense. Landlord shall give Tenant 30 days prior written notice before exercising its right to relocate Tenant to any other suite on the campus.

3. Rentable Square Feet of the Premises: Approximately 2,790 RSF

4. Commencement Date: May 1, 2021, but if the Premises are subject to new construction pursuant to Appendix C, then the Completion Date, as defined therein, if it is late. Within ten (10) days after the request of Landlord, Tenant shall execute a Commencement Date Confirmation substantially in the form of Appendix D promptly following the Commencement Date.

5. Termination Date/Term: One (1) year after the Commencement Date, or if the Commencement Date is not the first day of a month, then after the first day of the following month. Beginning with the seventh month either party may terminate this Lease by giving the other party 30 days written notice.

6. Tenant's Proportionate Share: 3.45% (based upon a total of 88,124 rentable square feet in the Building)

7. Base Year: 2022

8. Base Rent:

Period	Annual Base Rent	Monthly Base Rent
May 1, 2021 to April 30, 2022	$60,000.00	$5,000.00
	$	$

9. Security Deposit: $5,000.00 or 1 month Rent

10. Parking Spaces: 12 unreserved

11. Tenant Improvements, if any: Zero Dollars ($0.00) [See the Tenant Improvement Agreement attached hereto as Appendix C].

12. Guarantor: Intentionally Omitted [See Appendix E]

13. Tenant's Real Estate Broker for this Lease (if any): ______________________

14. Landlord's Real Estate Broker for this Lease (if any): Colliers International.

III. LEASE

1. **LEASE AGREEMENT**.

1.1. **Lease**. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

2. **RENT**.

2.1. **Types of Rent**. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

Mecca Holdings, LLC
333 South 520 West Suite 300
Lindon, UT 84042-1911

or by wire transfer as follows:

[Bank Name]
ABA Number [____]
Account Number [____]

or in such other manner as Landlord may notify Tenant.

a. Base Rent. Base Rent shall be paid in monthly installments in advance, the first monthly installment payable concurrently with the execution of this Lease and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

b. Operating Cost Share Rent. "Operating Cost Share Rent" shall be paid in an amount equal to the Tenant's Proportionate Share of the excess of Operating Costs for the applicable Calendar Year of the Lease (the "Excess Operating Costs") over the Operating Costs for the Base Year (the "Base Operating Costs), paid monthly in advance in an estimated amount. Definitions of Operating Costs and Tenant's Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2.2 and 2.54.

c. Tax Share Rent. "Tax Share Rent" shall be paid in an amount equal to the Tenant's Proportionate Share of the excess of Taxes for the applicable Calendar Year of this Lease (the "Excess Taxes") over the Taxes for the Base Year (the "Base Taxes"), paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2.3 and 2.4.

d. Additional Rent. "Additional Rent" shall be paid in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

e. Rent. As used in this Lease, "Rent" means Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent. Tenant's agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

2.2. Payment of Operating Cost Share Rent .

a. Payment of Estimated Operating Cost Share Rent. Landlord shall estimate the Operating Costs of the Project by February 1 of each Calendar Year, or as soon as reasonably possible thereafter. Landlord may revise the estimate whenever it obtains more accurate information. Within ten (10) days, after receiving the original or revised estimate from Landlord setting forth (i) an estimate of Operating Costs for a particular Calendar Year, (ii) the Base Operating Costs, and (iii) the resulting estimate of Excess Operating Costs for such Calendar Year, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant's Proportionate Share of the estimated Excess Operating Costs, multiplied by the number of months that have elapsed in the applicable Calendar Year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant's Proportionate Share of this estimate, until Landlord delivers a new estimate to Tenant.

b. Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous Calendar Year (the "Operating Cost Report") by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (i) the actual Operating Costs incurred, (ii) the Base Operating Costs, (iii) the amount of Operating Cost Share Rent due from Tenant, and (iv) the amount of Operating Cost Share Rent paid by Tenant. Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant's payments of Operating Cost Share Rent next coming due.

2.3. Payment of Tax Share Rent

a. Payment of Estimated Operating Cost Share Rent. Landlord shall estimate the Taxes on the Project by February 1 of each Calendar Year, or as soon as reasonably possible thereafter. Landlord may revise the estimate whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project. Within ten (10) days after receiving the original or revised estimate from Landlord setting forth (i) an estimate of Taxes for a particular Calendar Year, (ii) the Base Taxes, and (iii) the resulting estimate of Excess Taxes for such Calendar Year, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant's Proportionate

Share of the estimated Excess Taxes, multiplied by the number of months that have elapsed in the applicable Calendar Year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant's Proportionate Share of this estimate, until the Landlord delivers a new estimate to Tenant.

b. Correction of Tax Share Rent. Landlord shall deliver to Tenant a report for the previous Calendar Year (the "Tax Report") by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (i) the actual Taxes, (ii) the Base Taxes, (iii) the amount of Tax Share Rent due from Tenant, and (iv) the amount of Tax Share Rent paid by Tenant. Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant's payments of Tax Share Rent next coming due.

2.4. **Definitions.**

a. Included Operating Costs. "Operating Costs" means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall also include the costs of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with Governmental Requirements (as defined in Section 7.1) (collectively, "Included Capital Items"); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at ten percent (10%) per annum, over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term.

If the Project is not fully occupied during any portion of any Calendar Year, Landlord may adjust (an "Equitable Adjustment") Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied, provided however that if Landlord makes such an Equitable Adjustment, and if during the Base Year the Project is not fully occupied, then Landlord shall make this same adjustment with respect to the Base Year hereunder. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases, as Landlord may determine. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

If Landlord does not furnish any particular service whose cost would have constituted an Operating Cost to a tenant other than Tenant who has undertaken to perform such service itself, Operating Costs shall be increased by the amount which Landlord would have incurred if it had furnished the service to such tenant.

b. Excluded Operating Costs. Operating Costs shall not include:

i. costs of alterations of tenant premises;

ii. costs of capital improvements other than Included Capital Items;

iii. interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

iv. real estate brokers' leasing commissions;

v. legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or portions thereof;

vi. any cost or expenditure for which Landlord is directly reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

vii. the cost of any service furnished to any tenant of the Project which Landlord does not make available to Tenant;

viii. depreciation (except on any Included Capital Items);

ix. franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;

x. costs of correcting defects in construction of the Building (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications);

xi. legal and auditing fees which are for the benefit of Landlord, such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2.2 above;

xii. the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building; and

xiii. fines, penalties and interest.

c. Taxes. "Taxes" means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the "Rent Tax"). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful.

For any year, the amount to be included in Taxes (i) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (ii) from all other Taxes, shall at Landlord's election be the

amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made.

Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

d. Lease Year. "Lease Year" means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

e. Calendar Year. A "Calendar Year" means the period from January 1 to December 31, except that the first Calendar year and the last Calendar year of the Term shall be limited to the number of days within the Term.

2.5. **Computation of Base Rent and Rent Adjustments.**

a. Prorations. If this Lease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the Calendar Year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable Calendar Year based on the actual number of days in such Calendar Year.

b. Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at eighteen percent (18%) per annum, or at the highest interest rate less than eighteen percent (18%) per annum allowed under applicable law.

c. Rent Adjustments. The rentable square footage of the Premises and the Building set forth in the Schedule are agreed to be the actual rentable square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building. If any Operating Cost paid in one Calendar Year relates to more than one Calendar Year, Landlord may proportionately allocate such Operating Cost among the related Calendar Years.

d. Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant by a regularly employed employee or its certified public accountant shall have the right to inspect Landlord's records for the Calendar Year just concluded at Landlord's office upon at least seventy-two (72) hours' prior notice during normal business hours during the ninety (90) days following the respective delivery of the Operating Cost Report or the Tax Report. The results of any such inspection shall be kept strictly confidential by Tenant and its certified public accountant, and Tenant and its certified public accountant must agree, in their contract for such services, for the benefit of Landlord, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building. Unless Tenant sends to Landlord any written exception to either such report within said ninety (90) day

period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause its independent certified public accountant, or shall select and cause another firm with at least five (5) years of experience in auditing the books and records of commercial office projects, to issue a final and conclusive resolution of Tenant's exception. Tenant shall pay the cost of such certification unless Landlord's original determination of annual Operating Costs or Taxes overstated the amounts thereof by more than five percent (5%).

e. Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord's notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

3. PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES; ENTRY BY LANDLORD.

3.1. **Condition of Premises.** Landlord shall cause the Premises to be completed in accordance with the Tenant Improvement Agreement attached as Appendix C. Otherwise, Landlord is leasing the Premises to Tenant "as is," without any obligation to alter, remodel, improve, repair, decorate or perform any work with respect to any part of the Premises.

3.2. **Tenant's Possession.** Tenant's taking possession of any portion of the Premises shall be conclusive evidence that the Premises was in good order, repair and condition and completed in accordance with the Tenant Improvement Agreement. If Landlord authorizes Tenant to take possession of any part of the Premises prior to the Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre-Term possession, including Rent in the amounts set forth for the First Lease Year herein, prorated for any partial month.

3.3. **Maintenance.** Throughout the Term, Tenant shall maintain the Premises in their condition on the later of the Completion Date or Commencement Date, loss or damage caused by the elements, ordinary wear, and fire and other casualty excepted, and, at the termination of this Lease or Tenant's right to possession, whichever is earlier, Tenant shall return the Premises to Landlord in such condition, broom-clean. To the extent Tenant fails to perform either obligation, Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the cost thereof.

3.4. **Entry by Landlord.** Landlord reserves and shall at all times have the right to enter the Premises, inspect the same, and to show the Premises to prospective purchasers, lenders or tenants, and to alter, improve or repair the Premises and any portion of the Premises as Landlord may deem necessary or desirable, without abatement of Rent, provided the Landlord does not unreasonably interfere with Tenant's use and possession of the Premises. Such right shall include, but not be limited to, the right of the Landlord to perform maintenance, cost saving assessments, respond to any potential security threat and/or conduct any inspection to evaluate Tenant's compliance with this Lease. Tenant hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet

enjoyment of the Premises, and any other loss occasioned thereby. Landlord shall have the right to use any and all means which Landlord may reasonably deem proper to obtain entry to the Premises in an emergency without liability to Tenant, provided that thereafter Landlord shall promptly take reasonable measures to re-secure Premises. Any entry to the Premises obtained by Landlord by said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction of Tenant from the Premises or any portion thereof. Ninety (90) days prior to the expiration of this Lease, Landlord may post suitable notice on the Premises that the same are "for rent or lease" and may show the Premises to prospective tenants at reasonable times.

4. **PROJECT SERVICES**. Landlord shall furnish parking and services as follows:

4.1. **Parking**. Tenant and its employees and invitees shall have the nonexclusive privilege to use twelve (12) non-reserved parking spaces, located in the Building's surface parking lot, at no charge during the Term. Tenant shall only use the parking spaces allocated to Tenant. Neither Tenant nor its employees, servants or any persons commonly occupying the Building shall use, enjoy, or occupy any space designated as visitor parking. Any breach or violation of this covenant or any rules and regulations pertaining to parking space usage by Tenant shall constitute a material event of default under this Lease subject to the notice and cure periods of Section 12.3. Tenant agrees to cooperate with Landlord and other tenants in the use of the parking facilities. If Landlord determines that the parking facilities are becoming crowded, Landlord may take any steps necessary to correct such condition, including policing and towing. Landlord may, in its reasonable discretion and upon written notice to Tenant, change the location of the parking spaces available to Tenant, its employees and invitees.

4.2. **Heating and Air Conditioning**. During the normal business hours of 8:00 a.m. to 5:30 p.m., Monday through Friday, Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord's judgment, for normal business operations, except to the extent Tenant installs equipment which adversely affects the temperature maintained by the air conditioning system. If Tenant installs such equipment, Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof.

Landlord shall furnish heating and air conditioning before or after the normal business hours and on weekends or holidays if Tenant provides Landlord reasonable prior notice, and pays Landlord all then current charges for such additional heating or air conditioning. Alternatively, Landlord may, at its option, furnish heating and air conditioning before or after normal business hours and on weekends or holidays on demand to Tenant, and Tenant shall pay all additional charges related to provide such services on demand as measured by the Landlord.

4.3. **Electricity**.

a. Additional Usage. Landlord shall provide sufficient electricity to operate normal lighting and office equipment in the Landlord's sole discretion. If Tenant uses or desires more electricity, then such electricity shall be deemed "Additional Usage" and shall be supplied only with the consent of Landlord. If Landlord grants such consent, Tenant shall, on demand, pay all costs of meter service and installation of facilities necessary to measure and furnish the Additional Usage, which may include but is not limited to the cost of additional HVAC services,

extending or supplementing any electrical service, or any alterations to the Premises necessary to accommodate the Additional Usage. Tenant shall pay the entire cost of such Additional Usage, which shall include, but not be limited to Landlord's costs for materials, additional wear and tear on equipment, utilities and labor (including benefits and overhead costs). Such cost shall constitute Additional Rent and shall be in addition to Tenant's obligations pursuant to Section 2.1b to pay its Proportionate Share of Operating Costs. Computation of Landlord's cost for providing Additional Usage will be made by Landlord.

b. Special Equipment. Special Equipment shall mean (i) any equipment consuming more than 0.5 kilowatts at rated capacity; (ii) any equipment requiring a voltage other than 120 volts, single phase; (iii) equipment that requires the use of self-contained HVAC units, special ventilation or separate generators; and (iv) equipment other than current everyday office equipment, both in size of the equipment and number of units utilized within the Premises, for office tenants in buildings of comparable age and quality in Utah County, Utah. The use of any Special Equipment by Tenant shall be classified Additional Usage by Tenant, and subject to all of the requirements of Additional Usage in this Lease.

c. Guidelines for Additional Usage. In the event Landlord approves Additional Usage by Tenant, Tenant agrees that at all times such Additional Usage will not cause damage or injury to the Premises, or cause or create a dangerous or hazardous condition, or disturb other tenants of the Landlord or occupants of any building near the Premises. In addition, Tenant covenants and agrees that any Additional Usage will always be safely within the capacity of the infrastructure providing electricity to the Premises.

d. Metering of the Premises. Landlord may, in its sole discretion, meter all or any portion of the electrical usage in the Premises, and charge any costs associated with metering to the Tenant as Additional Rent. Landlord may also inspect the Premises at any time for Additional Usage, and Tenant shall cooperate and accommodate any request from the Landlord to inspect the Premises for Additional Usage.

4.4. **Water**. Landlord shall furnish hot and cold tap water for drinking and toilet purposes. Tenant shall pay Landlord for water furnished for the Premises for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall not permit water to be wasted.

4.5. **Interruption of Services**. If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the same promptly. Landlord's inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant's business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. However, in the event that an interruption of the Project services set forth in this Section 4 is within Landlord's reasonable control and such interruption causes the Premises to be untenantable for a period of at least ten (10) Business Days, monthly Rent shall be thereafter abated proportionately.

4.6. **Additional Janitorial Services.** If Tenant requires janitorial services other than those provided to Landlord's other tenants, Tenant shall separately pay for such services monthly as Additional Rent. Landlord shall make such determination in its sole discretion.

5. **ALTERATIONS AND REPAIRS.**

5.1. **Landlord's Consent and Conditions.** Tenant shall not make any improvements or alterations to the Premises (the "Work") without in each instance submitting plans and specifications for the Work to Landlord and such other items as Landlord may request, and obtaining Landlord's prior written consent. Landlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) impacts the base structural components or systems of the Building, (b) impacts any other tenant's premises or any common areas, or (c) is visible from outside the Premises.

Tenant shall reimburse Landlord for actual costs incurred for review of the plans and all other items submitted by Tenant. Landlord's review of plans and specifications shall not constitute any assurance that the proposed work complies with Governmental Requirements or is adequate in any respect, and Landlord shall have no liability to Tenant or any other person on account of such review. Tenant shall pay for the cost of all Work. All Work shall become the property of Landlord upon its installation, except for Tenant's trade fixtures and for items which Landlord requires Tenant to remove at Tenant's cost at the termination of the Lease pursuant to Section 5.5.

The following requirements shall apply to all Work:

a. Prior to commencement, Tenant shall furnish to Landlord building permits, certificates of insurance satisfactory to Landlord, and, at Landlord's request, security for payment of all costs.

b. Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

c. The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all requirements of Landlord's and Tenant's insurance and Governmental Requirements.

d. Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

e. Tenant shall perform all Work in compliance with Landlord's "Policies, Rules and Procedures for Construction Projects" in effect at the time the Work is performed.

f. Tenant shall permit Landlord to supervise all Work. Landlord may charge a supervisory fee not to exceed fifteen percent (15%) of labor, material, and all other costs of the Work.

g. Upon completion, Tenant shall furnish Landlord with contractor's affidavits and full and final lien waivers, as-built plans and specifications, and receipted bills covering all labor and

materials, and all other close-out documentation required in Landlord's "Policies, Rules and Procedures for Construction Projects."

5.2. **Damage to Systems**. If any part of the mechanical, electrical, plumbing or other systems of the Building located in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant's fixtures and personal property, in good order, condition and repair; to the extent Tenant fails to do so, Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant's default, or on account of the misuse or neglect by Tenant or its invitees, employees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.

5.3. **No Liens**. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord's interest in the Project; any such lien or encumbrance shall attach to Tenant's interest only. If any mechanic's lien shall be filed or claim of lien made for work or materials furnished to the Premises or the Project by, through or under Tenant, then Tenant shall, at its expense, within ten (10) days thereafter, discharge the lien. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney's fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

5.4. **Ownership of Improvements**. All Work as defined in this Section 5, partitions, hardware, equipment, machinery and all other improvements and all fixtures except trade fixtures, constructed in the Premises by either Landlord or Tenant, shall (a) become Landlord's property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (b) at Landlord's election either (i) be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant's right to possession, or (ii) be removed in accordance with Section 5.5 below (unless Landlord at the time it gives its consent to the performance of the Work expressly waives in writing the right to require such removal).

5.5. **Removal at Termination**. Upon the termination of this Lease or Tenant's right of possession Tenant shall remove from the Project its trade fixtures, furniture, moveable equipment and other personal property, any improvements which Landlord elects shall be removed by Tenant pursuant to Section 5.4, and any improvements to any portion of the Project other than the Premises. Tenant shall repair all damage caused by the removal of any of the foregoing items. Landlord shall notify Tenant of its election to require Tenant to remove any such property, if at all, within 15 Business Days following the expiration or earlier termination of the Lease. If Tenant does not timely remove such property upon such notice, then, at Landlord's election, Tenant shall be conclusively presumed to have: (a) conveyed such property to Landlord without compensation or (b) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant's sole cost, without waiving Landlord's right to claim from Tenant all expenses arising out of Tenant's failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

6. **USE OF PREMISES.** Tenant shall use the Premises only for general office purposes as the Premises are configured on the Commencement Date. Tenant shall not change the use of any portion of the Premises, or reconfigure the Premises (i.e. changing a conference room to office use, or dedicating all or a portion of an existing conference room or office space to the use of any type of computer or machinery) without first obtaining Landlord's written consent. In addition, Tenant shall at all times have a minimum of [250 to 350 square feet] for each employee, consultant or agent working on the Premises. Tenant shall not allow any use of the Premises which could or will negatively affect the cost of coverage of Landlord's insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project or any part thereof by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive or annoying noise or odor in or around the Premises.

If any governmental authority shall deem the Premises to be a "place of public accommodation" under the Americans with Disabilities Act or any other comparable law as a result of Tenant's use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws.

Landlord may also inspect the Premises at any time for compliance with this Section 6, and Tenant shall cooperate and accommodate any request from the Landlord to inspect the Premises such compliance. Any violation of this Section 6, shall constitute a material event of default under this Lease subject to the notice and cure periods of Section 12.3. Notwithstanding anything to the contrary, Landlord may approve any exception to this Section 6 in writing without amending this Lease, but any such exception shall be revocable at any time without cause. In addition, Landlord may charge Additional Rent in its sole discretion for any exception granted to this Section 6.

7. **GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.**

7.1. **Governmental Requirements.** Tenant shall not use the Premises or permit anything to be brought upon or done in or about the Premises which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated ("Governmental Requirements"). Tenant shall, at its sole cost and expense, promptly comply with any Governmental Requirements, and with the requirements of any fire insurance underwriters or other similar bodies now or hereafter constituted, related to or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant's improvements, use of the Premises or acts. If Tenant is not in compliance with any Governmental Requirements it shall be required to promptly pay such costs, or make such efforts as needed to comply. Tenant will also indemnify and hold Landlord harmless from any administrative, zoning, or municipal fine (or fee), including legal fees and costs, arising from any failure to comply with any Governmental Requirements.

7.2. **Rules and Regulations.** Tenant shall also comply with all reasonable rules and regulations established for the Project from time to time by Landlord. The present rules and regulations are contained in Appendix B. Failure by another tenant to comply with the rules or

failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord liable to Tenant in any way.

8. **WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.**

8.1. **Waiver of Claims.** To the extent permitted by law, Tenant waives any existing or future claims it may have against Landlord or its shareholders, officers, directors, members, managers, partners, beneficiaries, employees or agents for business interruption, any consequential or exemplary damages, and any damage to property sustained by Tenant.

8.2. **Indemnification.** Tenant shall indemnify, defend and hold harmless Landlord and its shareholders, officers, directors, members, managers, partners, beneficiaries, employees and agents against all claims, liabilities, and expenses, including reasonable attorney fees, suffered or claimed by any person, directly or indirectly, based on, arising out of, or resulting from: (a) any injury to any person or damage to or loss of any property occurring (i) in the Premises, or (ii) in the Project and arising from the use of the Premises, except to the extent either of the foregoing are caused solely by the gross negligence or willful misconduct of Landlord; (b) any act or omission or negligence of Tenant or any of Tenant's employees or agents; and (c) any breach or default by Tenant in the performance of its obligations and covenants under this Lease.

8.3. **Tenant's Insurance.** Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

a. Commercial General Liability Insurance, with (i) contractual liability coverage including the indemnification provisions contained in this Lease, (ii) a severability of interest endorsement, (iii) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

b. Property Insurance against "All Risks" of physical loss covering the replacement cost of all improvements, fixtures and personal property.

c. Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability insurance, each containing a waiver of subrogation provision in favor of Landlord and its agents, with not less than the following limits:

Each Accident	$500,000
Disease--Policy Limit	$500,000
Disease--Each Employee	$500,000

Tenant's insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord's building manager or agent, mortgagee and ground lessor shall be named as additional insureds with respect to the insurance required of the Tenant in Section 8.3a. The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord's approval, and any such company shall be licensed to do business

in the state in which the Building is located. Such insurance companies shall have a current A.M. Best rating of A / VI or better.

Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

i. Commercial General Liability Insurance, including contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor's protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

ii. Workers' compensation or similar insurance in form and amounts required by law, and Employer's Liability insurance, each containing a waiver of subrogation provision in favor of Landlord and its agents, with not less than the following limits:

Each Accident	$500,000
Disease--Policy Limit	$500,000
Disease--Each Employee	$500,000

Tenant's contractor's insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord's building manager or agent, mortgagee and ground lessor shall be named as additional insured on Tenant's contractor's liability insurance policies.

d. Notwithstanding anything to the contrary, Landlord may increase the limits on the insurance required in this Lease at any time if Landlord determines, in its reasonable discretion, that such limits are no longer sufficient.

8.4. **Insurance Certificates**. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) Business Days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation or change to Landlord and Tenant.

8.5. **Landlord's Insurance**. Landlord shall maintain "All-Risk" property insurance at replacement cost, including loss of rents, on the Building, and Commercial General Liability insurance policies, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project.

8.6. **Waiver of Subrogation**. Landlord and Tenant agree to obtain and maintain throughout the term of this Lease endorsements to their respective All Risk coverage policies waiving the right of subrogation of their insurance companies against the other party and its agents and employees.

9. **<u>FIRE AND OTHER CASUALTY</u>**.

9.1. **Termination**. If a fire or other casualty causes substantial damage to the Premises or the Building, Landlord shall engage a registered architect to certify within thirty (30) days after the

casualty to Landlord the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods. If the time needed exceeds twelve (12) months from the beginning of the restoration, or sixty (60) days from the beginning of the restoration if the restoration would begin during the last twelve (12) months of the Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party given within ten (10) days after the notifying party's receipt of the architect's certificate. The termination shall be effective thirty (30) days after the date the notice of termination is given, and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises made untenantable by the casualty, except to the extent that Tenant's agents, actions or inactions caused the casualty.

9.2. **Restoration**. If a fire or other casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then, subject to the rights of any mortgagees or ground lessors and any Government Requirements, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises. Tenant shall be responsible for replacing its damaged improvements, personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that Tenant's agents, actions or inactions caused the casualty.

10. **EMINENT DOMAIN**. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award. All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth in this Lease.

11. **RIGHTS RESERVED TO LANDLORD**. Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

11.1. **Name**. To change the name or street address of the Project or the Building or the suite number(s) of the Premises.

11.2. **Signs**. To install and maintain any signs on the exterior and in the interior of the Building, and to approve in its sole discretion, prior to installation, any of Tenant's signs in the Premises visible from the common areas or the exterior of the Building.

11.3. **Window Treatments**. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

11.4. **Keys**. To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt to the Premises without the prior written consent of the Landlord and furnishing Landlord key access.

11.5. **Access**. To have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease.

11.6. **Preparation for Reoccupancy**. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

11.7. **Heavy Articles**. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant's property. Tenant shall move its property entirely at its own risk.

11.8. **Show Premises**. To show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant's use of the Premises.

11.9. **Relocation of Tenant**. To relocate the Tenant, upon sixty (60) days' prior written notice, from all or part of the Premises (the "Old Premises") to another area in the Project (the "New Premises"), provided that:

a. the size of the New Premises is at least comparable to the size of the Old Premises;

b. Landlord pays the reasonable cost of moving the Tenant and improving the New Premises substantially to the standard of the Old Premises. Tenant shall cooperate with Landlord in all reasonable ways to facilitate the move, including supervising the movement of files or fragile equipment, designating new locations for furniture, equipment and new telephone and electrical outlets, and determining the color of paint in the New Premises.

11.10. **Use of Lockbox**. To designate a lockbox collection agent for collection of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent's receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within thirty (30) days after such receipt or collection a check equal to the amount sent by Tenant.

11.11. **Repairs and Alterations**. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

11.12. **Landlord's Agents**. If Tenant is in default under this Lease, possession of Tenant's funds or negotiation of Tenant's negotiable instrument by any of Landlord's agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

11.13. **Building Services.** To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant's use of the Premises.

11.14. **Other Actions.** To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building.

12. **TENANT'S DEFAULT**. Any of the following shall constitute a default by Tenant:

12.1. **Rent Default.** Tenant fails to pay any Rent when due;

12.2. **Specific Default.** Tenant defaults in its obligations under Section 5.3 No Liens, Section 17 Assignment and Sublease, or Section 27 Hazardous Substances;

12.3. **Other Performance Default.** Tenant fails to perform any other obligation to Landlord under this Lease, and, in the case of only the first two (2) such failures during the Term of this Lease, this failure continues for ten (10) days after written notice from Landlord, except that if Tenant begins to cure its failure within the ten (10) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the ten (10) day period shall, in Landlord's sole discretion, be extended to sixty (60) days, or such lesser period as is reasonably necessary to complete the cure;

12.4. **Credit Default.** One of the following credit defaults occurs:

a. Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty (30) days or results in the entry of an order for relief against Tenant which is not fully stayed within seven (7) days after entry;

b. Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

c. Any third party obtains a levy or attachment under process of law against Tenant's leasehold interest or any material portion of its assets.

12.5. **Vacation or Abandonment Default.** Tenant vacates or abandons the Premises.

13. **LANDLORD REMEDIES**.

13.1. **Termination of Lease or Possession.** If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant's possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises pursuant to summary legal proceedings and may, at Tenant's sole cost, remove any of Tenant's signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

13.2. **Lease Termination Damages**. If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord's reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of five percent (5%) per annum. If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

13.3. **Possession Termination Damages**. If Landlord terminates Tenant's right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

13.4. **Landlord's Remedies Cumulative**. In addition to the damages set forth in Sections 13.2 and 13.3, Landlord shall be entitled to any other damages caused by Tenant's default. All of Landlord's remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord's acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord's notice to Tenant, or termination of the Lease or of Tenant's right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant's account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

13.5. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE ONLY IN A FEDERAL OR STATE COURT LOCATED IN UTAH, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

13.6. **Attorney's Fees**. Tenant shall pay Landlord's attorneys' fees and other costs in enforcing this Lease, whether or not suit is filed.

14. **SURRENDER**. Upon termination of this Lease or Tenant's right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and casualty damage excepted. Alternatively, Landlord may request Tenant restore the Premises to their original condition upon Tenant's occupancy, or to their condition upon completion of any improvements approved and agreed to by Landlord. If Landlord requires Tenant to remove any alterations, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

15. **HOLDOVER**. Tenant shall have no right to possession of the Premises after the expiration or earlier termination of this Lease without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. If Tenant retains possession of any part of the Premises after the Termination Date or earlier termination of this Lease, Tenant shall, at Landlord's option, become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay all of Base Rent, Operating Cost Share Rent and Tax Share Rent at double the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also pay Landlord all of Landlord's direct and consequential damages resulting from Tenant's holdover. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord's right to regain possession or any other of Landlord's remedies.

16. **SUBORDINATION TO GROUND LEASES AND MORTGAGES**.

16.1. **Subordination**. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days after the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant.

16.2. **Termination of Ground Lease or Foreclosure of Mortgage**. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) days after the request any document furnished by the requesting party to evidence Tenant's agreement to attorn.

16.3. **Security Deposit**. Any ground lessor or mortgagee shall be responsible for the return of any Security Deposit by Tenant only to the extent the Security Deposit is received by such ground lessor or mortgagee.

16.4. **Notice and Right to Cure**. Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified in any written notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. Landlord shall have thirty (30) days to cure such default, or if it cannot be cured within thirty (30) days, then such additional time as is necessary to cure such default. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within ten (10) Business Days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

16.5. **Definitions**. As used in this Section 16, "mortgage" shall include "deed of trust" and/or "trust deed" and "mortgagee" shall include "beneficiary" and/or "trustee," "mortgagee" shall include the mortgagee of any ground lessee, and "ground lessor," "mortgagee," and "purchaser at a foreclosure sale" shall include, in each case, all of its successors and assigns, however remote.

17. **ASSIGNMENT AND SUBLEASE**.

17.1. **In General.** Tenant shall not, without the prior written consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant's interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant's interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises (each, a "Transfer"). Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment or transfer. No consent granted by Landlord to any Transfer shall be deemed to be a consent to any subsequent Transfer. Tenant shall pay all of Landlord's attorneys' fees and other expenses incurred in connection with any consent requested by Tenant. Any Transfer without Landlord's prior written consent shall be void. If Tenant shall assign this Lease or sublet the Premises in its entirety, then any rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the Transferee, all such rights being personal to the Tenant named herein.

17.2. **Landlord's Consent**. Landlord will not unreasonably withhold its consent to any proposed Transfer. However, it shall be reasonable for Landlord to withhold its consent to any Transfer if (a) Tenant is in default under this Lease, (b) any proposed assignee, sublessee or occupant is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project, (c) the financial responsibility, nature of business, and character of the proposed transferee are not all reasonably satisfactory to Landlord, (d) in the reasonable judgment of Landlord the purpose for which the transferee intends to use the Premises (or a portion thereof) is not in keeping with Landlord's standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, (e) the proposed transferee is a government entity, or (f) any proposed assignment is for less than the entire

Premises or for less than the remaining Term of the Lease. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent to a Transfer.

17.3. **Procedure**. Tenant shall notify Landlord of any proposed Transfer at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed transferee, its affiliates in the case of a corporation or other entity and its partners in a case of a partnership, an execution copy of the proposed document that will effect the Transfer, an execution copy of any other agreement between Tenant and the proposed transferee and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed transferee. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the sublease, an agreement to comply with all of Tenant's obligations under this Lease, and at Landlord's option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires. Any transferee also shall execute and deliver to Landlord any other document reasonably requested by Landlord relating to such Transfer or the proposed transferee's use and occupancy of the Premises.

17.4. **Change of Management or Ownership**. Any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in 25% or more of the ownership interest in Tenant shall constitute an assignment of this Lease. Tenant shall provide Landlord with written notice of any such transfer or change within three (3) Business Days of the creation of any obligation to effect such transfer or change.

17.5. **Excess Payments**. If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay to Landlord as Additional Rent 50% of any such excess immediately upon receipt.

17.6. **Recapture**. Landlord may, by giving written notice to Tenant within thirty (30) days after receipt of Tenant's notice of any assignment or subletting, terminate this Lease with respect to the space described in Tenant's notice, as of the effective date of the proposed assignment or sublease and all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive the expiration or any earlier termination of this Lease. Tenant's right to assign the Lease or sublet all or any portion of the Premises is subject to Landlord's right to recapture the Premises under this Section 17.6.

18. **CONVEYANCE BY LANDLORD**. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any Security Deposit not delivered to its transferee, and Tenant shall look solely to Landlord's successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19. **ESTOPPEL CERTIFICATE**. Each party shall, within ten (10) Business Days after receiving a request from the other party, execute, acknowledge in recordable form, and deliver to

the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any Security Deposit, and such other matters as may be reasonably requested. Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Lease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month's Rent has been paid in advance, that the non-certifying party has not paid any Security Deposit, and that the non-certifying party has no claims or offsets against the requesting party. Landlord and Tenant intend that any statement delivered pursuant to this Section 19 may be relied upon by any mortgagee, beneficiary, purchaser, or prospective purchaser of the Building or any interest therein. In the event Landlord requests such certificate from Tenant, Tenant shall provide such certificate in substantially the form attached hereto as Appendix F.

20. **SECURITY DEPOSIT**. On or before the date of this Lease, Tenant shall deposit with Landlord, as Security Deposit for the performance of all of Tenant's obligations under this Lease, the Security Deposit in the amount set forth on the Schedule. If Tenant defaults under this Lease, Landlord may use all or any part of the Security Deposit to make any defaulted payment, to pay for Landlord's cure of any defaulted obligation, or to compensate Landlord for any loss or damage resulting from any default. To the extent any portion of the Security Deposit is used, Tenant shall, within five (5) Business Days after demand from Landlord, restore the Security Deposit to its full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the Security Deposit amount. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Term in the manner provided in this Lease, Landlord shall return all of the remaining Security Deposit to Tenant within thirty (30) days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord's damages for any default under this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant's right to the return of the Security Deposit shall apply solely against Landlord's transferee.

21. **FORCE MAJEURE**. Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord ("Force Majeure").

22. **TENANT'S PERSONAL PROPERTY AND FIXTURES**. In addition to any statutory lien, Tenant hereby grants to Landlord a lien against and a security interest in all of Tenant's personal property and fixtures now or hereafter located within the Premises as security for performance of all of Tenant's obligations under this Lease. Tenant may replace such personal

property and fixtures with items of equal or better quality, but shall not otherwise remove them from the Premises without the prior consent of Landlord until all of the obligations of Tenant under this Lease have been performed. This Lease constitutes a security agreement creating a security interest in such property in favor of Landlord, subject only to the liens of existing creditors. Landlord may at any time file this Lease or a UCC-1 form as a financing statement under the Uniform Commercial Code of the state in which the Project is located in order to perfect such security interest. Alternatively, if requested to do so by Landlord, Tenant shall execute and deliver to Landlord within ten (10) days after such request a Form UCC-1 Financing Statement wherein Landlord is the secured party and Tenant is the Debtor.

23. **NOTICES**. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given only in writing, and mailed or personally delivered as follows:

23.1. **Landlord**. To Landlord as follows:

Mecca Holdings, LLC
Attention: Vice President of Real Estate
333 South 520 West
Lindon, UT 84042-1911

with a copy to:

or to such other person at such other address as Landlord may designate by notice to Tenant.

23.2. **Tenant**. To Tenant at the Premises, with a copy to:

____
____
____
____

or to such other person at such other address as Tenant may designate by written notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) Business Days after posting in the United States mail in the case of registered or certified mail, and one Business Day in the case of overnight courier.

24. **QUIET POSSESSION**. Subject to the terms and conditions of this Lease, so long as Tenant shall timely perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

25. **REAL ESTATE BROKER**. Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker's fee or other payment in connection with this Lease. Tenant shall indemnify and defend Landlord against any claims by any other broker or any third party for any payment of any kind in connection with this Lease. If a broker listed in the Schedule is due a commission, then such commission shall be paid in accordance with a separate letter agreement between the parties.

26. **MISCELLANEOUS**.

26.1. **Successors and Assigns**. Subject to the limits on Tenant's assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns.

26.2. **Date Payments Are Due**. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten (10) days after Tenant's receipt of Landlord's statement.

26.3. **Meaning of "Landlord," "Re-Entry," "including" and "Affiliate."** The term "Landlord" means only the owner of the Project and the lessor's interest in this Lease from time to time. The words "re-entry" and "re-enter" are not restricted to their technical legal meaning. The words "including" and similar words shall, unless otherwise stated, mean "without limitation." The word "affiliate" shall mean a person or entity controlling, controlled by or under common control with the applicable entity, where "control" and its variants shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

26.4. **Time of the Essence.** Time is of the essence of each provision of this Lease.

26.5. **No Option**. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

26.6. **Severability**. The unenforceability of any provision of this Lease shall not affect any other provision.

26.7. **Governing Law**. This Lease shall be governed in all respects by the laws of the state of Utah, without regard to the principles of conflicts of laws.

26.8. **Lease Modification**. Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant's interests under this Lease.

26.9. **No Oral Modification**. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

26.10. **Landlord's Right to Cure**. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord promptly begins to cure the breach and diligently pursues such cure to its completion.

26.11. **No Merger**. The termination of this Lease shall not be a merger, and such termination shall, at the option of Landlord, either terminate all subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

26.12. **Captions**. The captions used in this Lease are for convenience only and shall have no effect on the construction of this Lease or any provision thereof.

26.13. **Authority**. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

26.14. **Landlord's Enforcement of Remedies**. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

26.15. **Entire Agreement**. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

26.16. **Landlord's Title**. Landlord's title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord's title.

26.17. **Light and Air Rights**. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

26.18. **Singular and Plural**. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

26.19. **No Recording by Tenant**. Tenant shall not record in any public records this Lease or any memorandum or portion of this Lease.

26.20. **Exclusivity**. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

26.21. **No Construction Against Drafting Party**. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

26.22. **Survival**. All obligations of Landlord and Tenant under this Lease not fully Performed during the Lease Term shall survive the expiration or earlier termination of this Lease.

26.23. **Rent Not Based on Income**. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

26.24. **Building Manager and Service Providers**. Landlord may perform any of its obligations under this Lease through its employees or any third parties hired by the Landlord.

26.25. **Late Charge and Interest on Late Payments.** Without limiting the provisions of Section 12.1, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) Business Days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such payment or $250. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2.4b. Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

26.26. **Tenant's Financial Statements.** Within ten (10) days after Landlord's written request therefore, Tenant shall deliver to Landlord the current audited annual and quarterly financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year's financial statements, each with an opinion of a certified public accountant and including a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles consistently applied.

26.27. **Signs.** Tenant shall not place any sign in the Project outside the Premises or within the Premises that is visible from outside the Premises, without the express written consent of the Landlord.

26.28. **Day or Business Day.** A "day" shall mean a calendar day. A "Business Day" shall be any day banks are typically open for business in Utah, other than a Saturday or Sunday. For any time period in this Lease, the number of days allowed shall not include the initial day on which the notice, request or demand is given if made before 5:00 PM local time, but shall include all subsequent days. In addition, on the final day in any time period, the response must be presented no later than 5:00 PM local time.

26.29. **Confidentiality.** Tenant shall ensure that all information in this Lease, and all information related to the negotiation of this Lease, remains strictly confidential. Tenant shall ensure that such information is not disclosed to a potential or existing tenant of Landlord, or disclosed to any party that could share such information with a potential or existing tenant of Landlord. Notwithstanding the above, Tenant may disclose such information if requested or approved by the Landlord in writing.

27. **HAZARDOUS SUBSTANCES**. Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. Tenant shall not use or store any chlorinated substances within the Project or permit any chlorinated substances to be used or stored within the Premises. "Hazardous Substances" include those hazardous substances described in the Comprehensive Environmental Response, Compensation

and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing.

28. **RECOURSE**. Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project, and shall not extend to any other property or assets of the Landlord. In no event shall any employee or agent, shareholder, officer, director, member, manager, partner, member, manager or beneficiary, employee or agent, shareholder of Landlord be personally liable for any of Landlord's obligations hereunder.

29. **HOLD HARMLESS.**

29.1. **Liability.** Landlord shall not be liable for any damage to, or loss of, property, information or data in the Premises belonging to Tenant, its employees, agents, visitors, licensees or other persons in or about the Premises, or for damage or loss suffered by the business of Tenant, from any cause whatsoever, including, without limiting the generality thereof, such damage or loss resulting from fire, steam, smoke, electricity, gas, water, rain, ice or snow, which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, wires appliances, plumbing, air-conditioning or lighting fixtures of the same, whether the said damage or injury results from conditions arising upon the Premises or upon other portions of the Project of which the Premises are a part, or from other sources. Landlord shall not be liable in any manner to Tenant, its agents, employees, invitees or visitors, or their property, information or data, caused by criminal or intentional misconduct, or by any act or neglect of third parties or of Tenant, Tenant's agents, employees, invitees or visitors, or of any other tenant of the Project. Tenant covenants that no claim shall be made against Landlord by Tenant, or by any agent or servant of Tenant, or by others claiming the right to be in the Premises or in the Project through or under Tenant, for any injury, loss or damage to the Premises or to any person or property, information or data occurring upon the Premises from any cause other than the gross negligence of Landlord. In no event shall Landlord be liable to Tenant for any consequential damages sustained by Tenant arising out of the loss or damage to any property, data or information of Tenant.

29.2. **Indemnity.** Tenant covenants and agrees to hold Landlord and Landlord's agent harmless and indemnified, and to defend Landlord and Landlord's agent from all loss, damage, liability or expense of any kind, including attorneys' fees and court costs, incurred, suffered or claimed by any person whomsoever, or for any damage or injury to any persons or property from any cause whatsoever, by reason of the use or occupancy by Tenant, its agents, employees, invitees or visitors of the Premises, or of the Project unless caused solely by the gross negligence of Landlord.

29.3. **Deliveries.** It is understood that employees of Landlord are prohibited from receiving any packages or other articles delivered to the Project for Tenant and that, notwithstanding such prohibition, should any such employee receive any packages or articles, he or she in so doing shall be the agent of Tenant and not of Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

MECCA HOLDINGS, LLC

Signature: [signature]
Print Name: ANDY NOORDA
Title: MANAGER

TENANT:

Renewable Innovations, Inc.

Signature: [signature]
Print Name: Robert L Mount
Title: President & CEO

APPENDIX A

PLAN OF THE PREMISES

(attach floor plan depicting the Premises)

APPENDIX B

RULES AND REGULATIONS

1. Any employee of Tenant that wishes to enter the Canopy Building located at 588 West 400 South Lindon, Utah must wear a visible building ID badge at all times. If an employee in the does not have their building ID badge, they should go to Security just off the Lobby to get a temporary badge. Tenants will be responsible for their employee's keys to the Canopy Building (if issued any), access control cards and building ID badges. Tenant must report the loss of any such items immediately upon discovering they are missing or lost.

2. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord's judgment, appear unsightly from outside of the Premises.

3. The Project directory shall be available to Tenant solely to display names and their location in the Project, which display shall be as directed by Landlord.

4. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Project. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project.

5. The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

6. Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness.

7. Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus, or carry on any mechanical business without the prior written consent of Landlord; use the Premises for housing, lodging or sleeping purposes; or permit preparation or warming of food in the Premises (warming of coffee and individual meals with employees and guests excepted). Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property. Tenant shall not have delivered for use on the Premises ice,

drinking water, food, beverage, towel or other similar services, except at such hours and under such regulations as may be fixed by Landlord. Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord.

8. Tenant shall not bring upon, use or keep in the Premises or the Project any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property, or use any method of heating or air conditioning other than that supplied by Landlord.

9. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

10. No additional locks shall be placed upon any doors, windows or transoms in or to the Premises. Tenant shall not change existing locks or the mechanism thereof. Upon termination of the lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant.

In the event of the loss of keys so furnished, Tenant shall pay Landlord therefore. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any keys in addition to the two sets of keys originally furnished by Landlord for each lock.

11. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

12. No furniture, packages, supplies, equipment or merchandise will be received in the Project or carried up or down in the freight elevator, except between such hours and in such freight elevator as shall be designated by Landlord. Tenant shall not take or permit to be taken in or out of other entrances of the Building, or take or permit on other elevators, any item normally taken in or out through the trucking concourse or service doors or in or on freight elevators. The passenger elevators may not be used to move equipment, furniture, or large merchandise or other similar property. Tenant shall not use in any space or in the public halls of the building any mail carts or hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord has approved. Tenant shall not bring any other vehicles of any kind into the Building. Tenant shall assume all risk of damage to articles moved, or damage to the Premises or persons on the premises, from moving any objects in or around the Premises.

13. Tenant shall cause all doors to the Premises to be closed and securely locked and shall turn off all utilities, lights and machines before leaving the Project at the end of the day.

14. Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

15. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises' or the Project's heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant's use. Tenant shall keep corridor doors closed when not in use.

16. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord's negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

17. Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.

18. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

19. No bicycle or other vehicle and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Building except that blind persons may be accompanied by "seeing eye" dogs. Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building. Bicycles are to be kept in areas designated by Landlord. Bicycle racks are currently available in the parking garage.

20. Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Project.

Accordingly:

a. Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Project or the Property identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.

b. Tenant agrees that it and its employees will cooperate fully with Project employees in the implementation of any and all security procedures.

c. If taken, such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.

d. Landlord reserves the right to prevent access to the Building and/or the Project in case of invasion, riot, earthquake, threat of terrorism or other emergency by closing the doors or other appropriate action.

21. Tenant shall not permit the manufacture, sale, purchase, use or gift of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord. Tenant shall never permit the use of illicit drugs on the Premises.

22. Tenant shall not disturb the quiet enjoyment of any other tenant.

23. All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord pursuant to the Lease, no person other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Subject to Landlord's indemnification of Tenant in the Lease, Landlord shall not in any way be responsible to any Tenant for any loss of any property on the Premises, however occurring, or for any damage or loss to any Tenant's property by the janitor or any other employee or any other person.

24. Landlord may retain a pass key to the Premises and be allowed admittance thereto at all times to enable its representatives to examine the Premises from time to time and to exhibit the same and Landlord may place and keep on the windows and doors of the Premises at any time signs advertising the Premises for Rent.

25. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

26. Tenant shall not during the term of this Lease canvas or solicit other tenants of the Building for any purpose.

27. Tenant shall not install or operate any phonograph, musical or sound- producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device in the Building, nor install or operate any antenna, aerial, wires or other equipment inside or outside the Building, nor operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without in each instance the prior written approval of Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed.

28. Tenant shall promptly remove all rubbish and waste from the Premises.

29. Tenant shall not exhibit, sell or offer for sale, Rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Premises specified in Section 6 of this Lease, without the prior written consent of Landlord.

30. Tenant shall list all furniture, equipment and similar articles Tenant desires to remove from the Premises or the Building and deliver a copy of such list to Landlord and procure a removal permit from the Office of the Building authorizing Building employees to permit such articles to be removed.

31. Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Building.

32. Tenant shall not do any painting in the Premises, or mark, paint, cut or drill into, drive nails or screws into, or in any way deface any part of the Premises or the Building, outside or inside, without the prior written consent of Landlord.

33. Whenever Landlord's consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord's sole discretion, and Landlord's satisfaction shall be determined in its sole judgment.

34. Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

35. No posters or pictures that may project the image of something distasteful or insulting to anyone, or other potentially "distractive" adornments are allowed in the Building.

36. Landlord reserves the right to exclude or expel from the Building any person who, in Landlord's sole discretion, is or appears to be intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

37. Tenant shall not place in any trash receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All refuse disposal shall be in accordance with directions issued by Landlord.

38. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations reasonably established by Landlord and that are required by any Governmental Regulation.

39. Smoking will not be permitted within the Building or within 25 feet of building entries. No Tenant or Tenant's agent, employee, invitee or contractor may smoke anywhere on the Premises other than areas outside the Building which are expressly designated as smoking areas.

40. Each Tenant and its agents, employees and invitees shall park only in those areas designated by Landlord for parking and shall not park on any public or private streets contiguous to, surrounding or in the vicinity of the Project without Landlord's prior written consent. All parking is first come basis.

41. These Rules and Regulations are in addition to the terms, covenants, agreements and conditions of any lease of premises in the Building. In the event these Rules and Regulations conflict with any provision of the Lease, the Lease shall control.

42. No open flames or candles in the Building.

43. Clean up of special events, birthdays and holiday decorations are the responsibility of the Tenant. An additional charge will apply for janitorial clean up.

44. No firearm of any kind, loaded or unloaded, is to be knowingly allowed in the Building or on the Building property. Employees who have legal concealed weapons permits and elect to carry a weapon in their vehicle which is parked on the property while they are at work may only do so if they inform anyone designated by Landlord of the weapon, and make provisions in their vehicle to insure that the weapon is securely locked inside a safe, concealed case or compartment inside the locked vehicle. Tenant shall insure that all employees are made aware of this rule, and shall make every reasonable effort to see that all its employees comply explicitly.

45. Landlord reserves the right to make additions and modification to the Rules and Regulations as necessary.

APPENDIX C

TENANT IMPROVEMENT AGREEMENT

1. INITIAL IMPROVEMENTS. Landlord shall cause improvements to the premises (the "Initial Improvements") to be constructed in accordance with Landlord's plumbing, electrical, mechanical and architectural standards under plans and specifications approved by Tenant and Landlord (the "Plans"), which approvals shall not be unreasonably withheld. The Initial Improvements shall be performed at the Tenant's cost, subject to the Landlord's Contribution (hereinafter defined).

Tenant shall cause the Plans to be prepared, at Tenant's cost, by a registered professional architect, and mechanical and electrical engineer(s). The architect and such engineer(s) shall be approved in advance by the Landlord. Prior to close-of-business on _____________, 20__, Tenant shall furnish the initial draft of the Plans to Landlord for Landlord's review and approval. Landlord shall within ten (10) Business Days after receipt either provide comments to such Plans or approve the same. Landlord shall be deemed to have approved such Plans if it does not timely provide comments on such Plans. If Landlord provides Tenant with comments to the initial draft of the Plans, Tenant shall provide revised Plans to Landlord incorporating Landlord's comments within five (5) Business Days after receipt of Landlord's comments. Landlord shall within five (5) Business Days after receipt then either provide comments to such revised Plans or approve such Plans. The process described above shall be repeated, if necessary, until the Plans have been finally approved by Landlord. Tenant hereby agrees that the Plans for the Initial Improvements shall comply with Governmental Requirements. Landlord's approval of any of the Plans (or any modifications or changes thereto) shall not impose upon Landlord or its agents or representatives any obligation with respect to the design of the Initial Improvements or the compliance of such Initial Improvements or the Plans with Governmental Requirements.

Landlord, with consultation of Tenant, shall select a contractor to perform the construction of the Initial Improvements. Landlord shall use commercially reasonable efforts to cause the Initial Improvements to be substantially completed, except for minor "Punch List" items, on or before the Commencement Date specified in the Schedule to the Lease, subject to Tenant Delay (as defined in Section 4 hereof) and Force Majeure.

Landlord, or an agent of Landlord, shall provide project management services in connection with the construction of the Initial Improvements and the Change Orders (hereinafter defined). Such project management services shall be performed, at Tenant's cost, for a fee of five percent (5%) of all costs related to the preparation of the Plans and the construction of the Initial Improvements and the Change Orders.

2. CHANGE ORDERS. If, prior to the Commencement Date, Tenant shall require improvements or changes (individually or collectively, "Change Orders") to the Premises in addition to, revision of, or substitution for the Initial Improvements, Tenant shall deliver to Landlord for its approval plans and specifications for such Change Orders. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) Business Days after Landlord's advice or Tenant shall be deemed to have abandoned its request

for such Change Orders. Tenant shall pay for all preparations and revisions of plans and specifications, and the construction of all Change Orders, subject to Landlord's Contribution.

3. LANDLORD'S CONTRIBUTION. Landlord shall contribute an amount up to $0.00 ("Landlord's Contribution") toward the costs incurred for the Initial Improvements and Change Orders. Landlord's Contribution shall not in any event exceed the actual costs incurred for the Initial Improvements and Change Orders. If the cost of the Initial Improvements and/or Change Orders exceeds the Landlord's Contribution, Tenant shall pay such overage to Landlord prior to commencement of construction of the Initial Improvements and/or Change Orders. Landlord's Contribution shall only be used for the express purpose of Initial Improvements and Change Orders, and shall not be used for any purpose other than those permitted under this Tenant Improvement Agreement.

4. COMMENCEMENT DATE DELAY. The Commencement Date shall be delayed until the Initial Improvements have been substantially completed (the "Completion Date"), except to the extent that the delay shall be caused by any one or more of the following (a "Tenant Delay"):

a. Tenant's request for Change Orders whether or not any such Change Orders are actually performed; or

b. Contractor's performance of any Change Orders; or

c. Tenant's request for materials, finishes or installations requiring unusually long lead times; or

d. Tenant's delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein; or

e. Tenant's delay in providing information critical to the normal progression of the project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than five (5) Business Days after receipt of such request for information from the Landlord; or

f. Tenant's delay in making payments to Landlord for costs of the Initial Improvements and/or Change Orders in excess of the Landlord's Contribution; or

g. Any other act or omission by Tenant, its agents, contractors or persons employed by any of such persons.

If the Commencement Date is delayed for any reason, then Landlord shall cause Landlord's Architect to certify the date on which the Initial Improvements would have been completed but for such Tenant Delay, or were in fact completed without any Tenant Delay.

5. ACCESS BY TENANT PRIOR TO COMMENCEMENT OF TERM. Landlord at its discretion may permit Tenant and its agents to enter the Premises prior to the Commencement Date to prepare the Premises for Tenant's use and occupancy. Any such permission shall constitute a license only, conditioned upon Tenant's:

a. working in harmony with Landlord and Landlord's agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building;

b. obtaining in advance Landlord's approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work (i) security satisfactory to Landlord for the completion thereof, and (ii) the contractor's affidavit for the proposed work and the waivers of lien from the contractor and all subcontractors and suppliers of material; and

c. furnishing Landlord with such insurance as Landlord may require against liabilities which may arise out of such entry.

Landlord shall have the right to withdraw such license for any reason upon twenty-four (24) hours' written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's property or installations in the Premises prior to the Commencement Date. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses, including attorneys' fees, arising out of the activities of Tenant or its agents, contractors, suppliers or workmen in the Premises or the Building. Any entry and occupation permitted under this Section shall be governed by Section 5 and all other terms of the Lease.

6. MISCELLANEOUS. Terms used in this Appendix C shall have the meanings assigned to them in the Lease. The terms of this Appendix C are subject to the terms of the Lease.

TENANT:

Renewable Innovations, Inc., a Delaware corporation

Signature: ____________
Print Name: Robert L Mount
Title: President & CEO

LANDLORD:

MECCA HOLDINGS, LLC

Signature: ____________
Print Name: Andy Noorda
Title: Manager

APPENDIX D

COMMENCEMENT DATE CONFIRMATION

Landlord: Mecca Holdings, LLC, a Utah limited liability company

Tenant: Renewable Innovations, Inc., a Delaware corporation

This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Lease dated as of April 16, 2021 (the "Lease") for certain premises known as Suite 110 in the building commonly known as **Canopy 3** (the "Premises"). This Confirmation is made pursuant to Item 10 of the Schedule to the Lease.

1. Lease Commencement Date, Termination Date. Landlord and Tenant hereby agree that the Commencement Date of the Lease is May 1, 2021, and the Termination Date of the Lease is April 30, 2022 or as agreed to in the Lease.

2. Acceptance of Premises. Tenant has inspected the Premises and affirms that the Premises is acceptable in all respects in its current "as is" condition.

3. Incorporation. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

TENANT:

Renewable Innovations, Inc., a Delaware corporation

Signature: Robert L Mount

Print Name: Robert L Mount

Title: President & CEO

LANDLORD:

MECCA HOLDINGS, LLC

Signature: Andy Noorda

Print Name: Andy Noorda

Title: Manager

APPENDIX E

Intentionally Omitted

APPENDIX F

FORM OF ESTOPPEL CERTIFICATE

I hereby certify that:

1. I am an authorized representative of the Tenant in possession of ________________

2. Tenant holds the premises under a written lease between itself as Tenant and Mecca Holdings, LLC, as Landlord dated ________________, 20________________

3. Tenant's lease of the premises expires ________________, 20 ________________

4. As of the date of this certificate, Tenant is not in default in the performance of the lease nor has it committed any breach.

5. So far as is known to me, the Landlord under the lease is not, as of the date of this certificate, in default in the performance of the lease nor has it committed any breach.

6. No rent has been paid by Tenant in advance under the lease except the rent that became due on ________________, 20 ________________ for the current month.

7. Tenant has no claim against the Landlord for any deposits except ________________

8. Tenant has, as of the date of this certificate, no defenses or offsets it could allege in any action brought against it for rent accruing under the lease after ________________, 20________________

9. I make this certificate with the understanding that ______________ is contemplating [purchase of OR extending financing in connection with] the leased premises and that if it does purchase the premises, it will do so in material reliance on this certificate.

Executed on ________________, 20________________ at _________, _________.

I declare under penalty of perjury that the foregoing is true and correct.

Tenant

By: ________________________

Its: ________________________

3721474_2.DOC

FIRST AMENDMENT

to

LEASE AGREEMENT dated April 16,2021

Mecca Holdings, LLC/Renewable Innovations, Inc.

This FIRST AMENDMENT "Amendment" is entered into as of the April 22, 2022, by and between Mecca Holdings, LLC. ("Landlord") and Renewable Innovations, Inc. a Delaware corporation ("Tenant").

RECITALS

Whereas Landlord and Tenant entered into that certain Office Lease dated April 16, 2021; comprising of Suite 110 in the Canopy 3 Building located at 588 West 400 South Lindon, Utah; and

Whereas Tenant desires to extend the lease term; and

Whereas Landlord and Tenant now further desire to amend the Lease to provide for the extension of the lease term as otherwise set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

a. Effective May 1, 2022 the "Effective Date", Landlord and Tenant hereby extend the Leases Term for a period of 12 months (the Extension Term) on Suites 110.

2. Upon the Effective Date, the now current annual Base Rent shall be increases 3% per annum beginning on the 1st day of May 2022.

3. As of May 1, 2021, the following paragraphs within "II. SCHEDULE" of the Lease are modified as follows:

8. Base Rent:

Period	Annual Base Rent	Monthly Base Rent
May 1, 2022 to April 30, 2023	$61,800.00	$5,150.00

LEASE TERM: The Lease Term is extended for a period of 12 months commencing on May 1, 2022. The Lease will expire on April 30, 2023 unless terminated early in accordance with the terms and provisions of the Lease.

4. All terms, conditions and provisions of the Lease not expressly amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LANDLORD: Mecca Holdings, LLC	TENANT: Renewable Innovations, Inc.
By: [signature]	By: [signature]
Its: Manager	Its: President & CEO

FIRST AMENDMENT

to

LEASE AGREEMENT dated April 16,2021

Mecca Holdings, LLC/Renewable Innovations, Inc.

This FIRST AMENDMENT "Amendment" is entered into as of the September 20, 2022, by and between Mecca Holdings, LLC. ("Landlord") and Renewable Innovations, Inc. a Delaware corporation ("Tenant").

RECITALS

Whereas Landlord and Tenant entered into that certain Office Lease dated April 16, 2021; comprising of Suite 110 in the Canopy 3 Building located at 588 West 400 South Lindon, Utah; and

Whereas Tenant desires to move from Suite 110 located on the first floor and relocate to Suite 200 on the second floor of the Canopy 3 Building; and

Whereas Tenant desires to extend the lease term; and

Whereas Landlord and Tenant now further desire to amend the Lease to provide for the extension of the lease term and relocation of certain spaces as otherwise set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective November 1, 2022 the "Effective Date", Tenant shall surrender to Landlord and Landlord shall accept back from Tenant, Suite 110 consisting of approximately 2,790 rentable square feet (RSF), the (Surrender Premises) in Canopy 3 Building. Upon the Effective Date, Tenant's right to possession will terminate, and Tenant will peaceably deliver up to Landlord possession of the Surrender Premises, together with all improvements in the same condition as received, reasonable wear and tear alone excepted. Notwithstanding the foregoing, in the event construction of the Tenant Improvements for Suite 200 go beyond the Effective Date, Tenant may hold over in Suite 110 until such time as Landlord substantially completes Tenant Improvements, except for minor "Punch List" items.

a. Tenant shall return all keys and card access badges assigned to the Surrender Premises. Tenant shall reconcile with Landlord's security personnel, all outstanding keys and access badges. Any unreturned key(s) or badge(s) are subject to a $25 per badge fee and re-keying charges if any.

b. Tenant shall remove from the Surrender Premises all personal property and business equipment belonging to Tenant, at Tenant's sole cost and expense. Any personal property not removed by the Effective Date or any hold over date shall be deemed trash by the Tenant and will be disposed of by Landlord at Tenants cost. The Surrender Premises shall be returned to Landlord in broom cleaned condition. Any damages to the Premises caused by the removal of personal property shall be repaired at Tenant cost.

2. Upon the Effective Date, Landlord shall lease to Tenant and Tenant shall leases from Landlord Suite 200 and the Stark Conference room consisting of approximately 15,503 rentable square feet situated in the Canopy 3 Building, located at 588 West 400 South Lindon, Utah.

3. Commencing upon the Effective Date, Landlord and Tenant hereby extend the Leases Term for a period of 72 months (the Extended Term) on Suites 200.

4. Upon the Effective Date, the annual Base Rent is calculated at $21.00 per rentable square feet beginning on the 1st day of November 2022 and each year thereafter as per the Rent Schedule in Paragraph 7 of this amendment.

a. Upon the Effective Date, Landlord shall grant Tenant a rent reduction for the first 12 months (Rent Reduction) of the Extended Term. If during the Lease Term, Tenant should default on any provision of the Lease, subject to applicable cure periods, Tenant shall forfeit its right to the Rent Reduction and shall reimburse Landlord the full Base rental amounts for all rent credits granted in the Rent Reduction periods. "II Schedule" in paragraph 7 below shows the Base Rent with the Rent Reduction from November 1, 2022 through October 31, 2023.

5. Upon the Effective Date, Tenant's Base Year shall be adjusted to 2023 and Tenant's proportionate share of building operating expenses shall be 17.6%.

6. Landlord shall cause Landlord's contractor to construct the Tenant Improvement (TI) for Suite 200.

a. Landlord and Tenant have approved space plans for the Tenant Improvement (TI) project as shown in Exhibit "A." Landlord shall use building standard materials in the construction of the TI's. Tenant may request upgrades in material and workmanship at Tenant's cost and expense.

7. As of November 1, 2022, the following paragraphs within *"II. SCHEDULE"* of the Lease are modified as follows:

2. Premises: Suites 200 and Stark Conference room

3. Rentable Square Feet of the Premises: Approximately 15,503

6. Tenant's Proportionate Share: 17.6% (based upon a total of 88,124 rentable square feet in the building)

7. *Base Year:* *2023*

8. *Base Rent:*

Period	*Annualized Base Rent*	*Monthly Base Rent*
Nov. 1, 2022 to April 30, 2023 (Rent Reduction period)	*$90,681.25*	*$7,556.77*
May 1, 2023 to October 31, 2023 (Rent Reduction period)	*$219,681.25*	*$18,306.77*
November 1, 2023 to October 31, 2024	*$366,011.14*	*$30,500.93*
November 1, 2024 to October 31, 2025	*$376,071.04*	*$31,339.25*
November 1, 2025 to October 31, 2026	*$386,432.73*	*$32,202.73*
November 1, 2026 to October 31, 2027	*$397,105.27*	*$33,092.11*
November 1, 2027 to October 31, 2028	*$408,098.00*	*$34,008.17*

LEASE TERM: The Lease Term is extended for a period of 72 months commencing on November 1, 2022. The Lease will expire on October 31, 2028 unless terminated early in accordance with the terms and provisions of the Lease.

8. Right to Cancel: Tenant shall have a one time right to cancel on November 1, 2027 by giving Landlord six (6) months prior written notice (time being of the essence) along with a check in the amount of $47,151.06 for the remaining unamortized tenant improvements and commissions.

9. Signage: Tenant is permitted to place Tenant name on the building, subject to the terms and condition found in separate Landlord Sign Agreement.

10. All terms, conditions and provisions of the Lease not expressly amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LANDLORD: Mecca Holdings, LLC	TENANT: Renewable Innovations, Inc.
By: [signature]	By: [signature]
Its: Manager	Its: President & CEO